Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "TELANETIX, INC.", FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF MAY, A.D. 2011, AT 8:07 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE SUSSEX COUNTY RECORDER OF DEEDS.

4088789 8100

110652683

You may verify this certificate online at corp.delaware.gov/authver.shtml

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 8796554

DATE: 05-31-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:13 AM 05/31/2011
FILED 08:07 AM 05/31/2011
SRV 110652683 - 4088789 FILE

STATE OF DELAWARE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TELANETIX, INC.

Telanetix, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The present name of the corporation is Telanetix, Inc. (this "Corporation").

B. The original certificate of incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on January 4, 2006. That original certificate of incorporation was amended by a certificate of amendment of the certificate of incorporation filed with the Secretary of State of the State of Delaware on June 23, 2009 and a certificate of amendment of the certificate of incorporation filed with the Secretary of State of the State of Delaware on September 2, 2010.

C. This Amended and Restated Certificate of Incorporation has been duly approved by the board of directors of this Corporation.

D. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

E. This Amended and Restated Certificate of Incorporation shall become effective in accordance with the General Corporation Law of the State of Delaware upon its filing with the Secretary of State of the State of Delaware.

F. The certificate of incorporation of this Corporation, as heretofore in effect, is hereby amended and restated to read as follows:

FIRST: The name of this Corporation shall be: Telanetix, Inc.

SECOND: Its registered office in the State of Delaware is to be located at 16192 Coastal Highway, Lewes, DE 19958, County of Sussex and its registered agent at such address is Harvard Business Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: (a) The Corporation is authorized to issue a total of Eight Million One Hundred Thirty-three Thousand Three Hundred Thirty-Three (8,133,333) shares of stock. Eight Million (8,000,000) shares shall be designated "Common Stock" with a par value of $0.0001 per share and One Hundred Thirty-three Thousand Three Hundred Thirty-Three (133,333) shares shall be designated "Preferred Stock" with a par value of $0.0001 per share.

Upon filing of this Amended and Restated Certificate of Incorporation with the Secretary of State a 1 for 75 reverse split of the outstanding shares of common stock shall be effectuated, wherein the holders of the issued and outstanding shares of common stock shall receive one share of common stock of the Corporation for each 75 shares of common stock of the Corporation such holder holds with fractional shares resulting from such reverse split to be rounded up to the nearest whole share.

(b) The Preferred Stock may be divided into such number or series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences and privileges granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

SIXTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the directors' duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Sixth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, has executed, signed and acknowledged this certificate of incorporation this 31 day of May 2011.

Douglas N. Johnson, Chief Executive Officer